Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr.Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS RECORD INCOME, UP 21.6%

FOR THE THREE MONTHS ENDED JUNE 30, 2005

AND 20.5% FOR THE FIRST SIX MONTHS OF 2005

CRANBURY NJ – JULY 28, 2005……1ST Constitution Bancorp (NASDAQ: FCCY) reported net income of $2,176,905 for the first six months of 2005, an increase of 20.5 percent over net income of $1,806,508 reported for the corresponding period in 2004. Diluted earnings per share were $0.63, an increase of 21.2 percent from the $0.52 per share reported for the first half of 2004. The return on average equity for the first half of 2005 was 16.24 percent and the return on average assets was 1.31 percent. By comparison, the first half of 2004 generated returns on average equity and assets of 15.23 percent and 1.22 percent respectively.

Net income for the second quarter of 2005 was of record proportions and reached $1,131,374, representing a 21.6 percent increase in net income over net income of $930,701 earned during the same period of 2004. Diluted earnings per share were $0.33, an increase of 22.2 percent from the $0.27 per share reported for the second quarter of 2004. For the second quarter of 2005, the return on average equity was 16.75 percent and return on average assets was 1.34 percent, as compared to a return on average equity of 15.55 percent and a return on average assets of 1.23 percent for the second quarter of 2004.

Net interest income for the second quarter ended June 30, 2005 was $3,630,713, an increase of 22.1 percent over the $2,974,049 in net interest income reported for the second quarter of 2004. Net interest income for the six months ended June 30, 2005 was $7,171,379, an increase of 21.0 percent over the $5,929,137 reported for the six months ended June 30, 2004.

Robert F. Mangano, president and chief executive officer, attributed higher earnings for the six months ended June 30, 2005 to continuing momentum across a broad range of product lines, primarily relating to the Bank’s lending activities, deposit growth, and the continued generation of non-interest income. Loans in all portfolio categories grew by 15.7 percent, and deposits increased by 10.2 percent for the first six months of 2005, compared to the six months ended June 30, 2004. Also bolstering earnings was a 29.0 percent increase in non-interest income which reached record proportions for the six month period ended June 30, 2005, when compared to the same period in 2004.

At June 30, 2005, total assets reached $347.1 million, an increase of 6.7 percent from total assets of $325.3 million at June 30, 2004.

1ST Constitution Bancorp through its primary subsidiary, 1ST Constitution Bank, operates 9 branch banking offices in Cranbury (2), Jamesburg, Hamilton, Montgomery, Perth Amboy, Plainsboro, Princeton, and West Windsor. The Bank also operates a loan production office in Fort Lee, New Jersey.

1ST Constitution Bancorp common stock is traded on the Nasdaq National Market under the trading symbol “FCCY”. Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time.

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1st Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Income Statement Data:
Interest income	$5,036	$4,044	$9,857	$8,032
Interest expense	1,406	1,070	2,686	2,103

Net interest income	3,630	2,974	7,171	5,929
Provision for loan losses	135	60	195	120

Net interest income after prov. for loan losses	3,495	2,914	6,976	5,809
Non-interest income	810	694	1,432	1,110
Non-interest expense	2,622	2,236	5,192	4,259

Income before income taxes	1,683	1,372	3,216	2,660
Income tax expense	552	441	1,039	853

Net income	$1,131	$931	$2,177	$1,807

Balance Sheet Data:
Total Assets			$347,129	$325,280
Loans, including loans held for sale			236,231	204,106
Allowance for loan losses			(2,191)	(1,907)
Investment securities available for sale			73,227	97,141
Investment securities held to maturity			16,225	5,958
Deposits			278,852	252,999
Shareholders' Equity			27,603	23,948

Performance Ratios:
Return on average assets	1.34%	1.23%	1.31%	1.22%
Return on average equity	16.75%	15.55%	16.24%	15.23%
Net interest margin	4.67%	4.21%	4.66%	4.28%
Efficiency ratio	59.1%	61.0%	60.3%	60.5%

Asset Quality:
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			1,201	453
OREO property			0	9
Net charge-offs (recoveries)			9	0
Allowance for loan losses to total loans			0.93%	0.93%
Nonperforming loans to total loans, including loans held for
sale			0.51%	0.24%

Per Share Data:
Earnings per share - Basic	$0.34	$0.29	$0.66	$0.55
Earnings per share - Diluted	$0.33	$0.27	$0.63	$0.52
Book value per share			$8.47	$7.34